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                                                                    EXHIBIT 23.A

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the prospectuses included in the registration statements of Masco Corporation on Form S-3 (Registration Nos. 33-56043, 33,53330, 33-2374, 33-53959, 33-53985 and 33-60031) and Form S-8
(Registration Nos. 2-95969, 33-28142 and 33-42229) of our report dated February 18, 1997, on our audits of the consolidated financial statements and financial statement schedule of Masco Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.

COOPERS & LYBRAND, L.L.P.

Detroit, Michigan
March 26, 1997